{AMENDMENT TO DECLARATION OF TRUST. EXHIBIT 1-4]

State of Washington      Secretary of State

1, Ralph Munro, Secretary of State of the State of Washington and custodian of its seal, hereby certify that AMENDMENT TO DECLARATION OF TRUST of SATURNA INVESTMENT TRUST a Washington Massachusetts Trust was/were filed for record in this office on the date indicated below.

U B I Number: 601 009 092

Date: October 2, 1995 Given under my hand and the seal of the State of Washington, at Olympia, the State Capitol. /s/ Ralph Munro, Secretary of State 2-384477-2

FILED
STATE OF WASHINGTON
OCT 0 2 1b5
RALPH MUNRO
SECRETARY OF STATE

ARTICLES OF AMENDMENT

Pursuant  to  RCW  23.90.040,   the  following  Articles  of  Amendment  to  the
Declaration of Trust are herewith submitted for filing.

ARTICLE 1. The name of record of the Business Trust is:

SATURNA INVESTMENT TRUST

ARTICLE 2 The amendment(s) to the Declaration of Trust as adopted is (are) as follows:

The investment policies and restrictions of the series of the Trust WASHINGTON TAX-EXEMPT FUND are revised as set forth in Exhibit I and the name of such series is changed to SEXTANT BOND INCOME FUND.

ARTICLE 3: The date of adoption of the amendment(s) was:

September 28, 1995

ARTICLE 4: The amendment(s) was (were) adopted by initial proposal and resolution of the Board of Trustees followed with approval by majority vote of the shareholders of the series entitled to vote thereon.

The outstanding shares of Washington Tax-Exempt Fund as of August 29,1995 (record date) were 190,004.237. The shares voting in favor were 115,009.485 and the shares voting against were 5,143.805.

The resolution was passed by the required majority vote.

ARTICLE 5 The amendment(s) to the Declaration of Trust as adopted is (are) as follows:

The investment policies and restrictions of the series of the Trust NORTHWEST GROWTH FUND are revised as set forth in Exhibit II and the name of such series is changed to SEXTANT GROWTH FUND.

ARTICLE 6: The date of adoption of the amendment(s) was:

September 28, 1995 ARTICLE 7:

The amendment(s) was (were) adopted by initial proposal and resolution of the Board of Trustees followed with approval by majority vote of the shareholders of the series entitled to vote thereon.

The outstanding shares of Northwest Growth Fund as of August 29, 1995 (record date) were 131,055.262. The shares voting in favor were 84,989.275 and the shares voting against were 1,805.566.

The resolution was passed by the required majority vote.

I certify that I am an officer of the above named Trust and am authorized to execute these Articles of Amendment on behalf of the Trust.

DAMSEL) this 28th day of September,1995.

/s/ James D. Winship
Saturna Investment Trust


EXHIBIT 1
To Articles of Amendment of
Saturna Investment Trust

The objective of Sextant Bond Income Fund is "high current income." As an operating policy that may be changed by the Board of Trustees, under normal market conditions the Fund expects to maintain a dollar-weighted average effective maturity in excess of ten years. Similarly, also as an operating policy, the Fund expects that under normal market conditions, the Fund will invest at least 65% of the value of its total assets (taken at market value at the time of investment) in:

(1) Marketable straight-debt securities of domestic issuers, and of foreign issuers payable in U.S. dollars, rated at the time of purchase within the three highest grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa or A) or by Standard & Poor's Corporation ("S&P") (AAA, AA or A);

(2) U.S. Government Securities;

(3) Commercial paper rated Prime-1 by Moody's or A-1 by S&P at time of purchase, or, if unrated, issued or guaranteed by a corporation with any outstanding debt rated Aa or better by Moody's or AA or better by S&P; and

(4) Bank obligations, including repurchase agreements of banks, having total assets in excess of $1 billion.

The Fund may also invest in other debt securities (including those convertible into, or carrying warrants to purchase, common stocks or other equity interests, and privately placed debt securities). However, the Fund may not invest in a security rated at time of purchase below the fourth highest grade assigned by Moody's (Baa) or S&P (BBB).
U.S. Government Securities include: (i) bills, notes, bonds and other debt securities, differing as to maturity and rates of interest, that are issued by and are direct obligations of the U.S. Treasury; and (ii) other securities that are issued or guaranteed as to principal and interest by the U.S. Government or by its agencies or instrumentalities.
The Fund may also invest in floating rate instruments which provide for periodic adjustments in coupon interest rates that are automatically reset based on changes in amount and direction of specified market interest rates. The Fund may invest in unrated securities that in the adviser's opinion are comparable to securities having at least a medium grade rating and are suitable for investment by the Fund.

EXHIBIT II
To Articles of Amendment of
Saturna Investment Trust

The objective of Sextant Growl Fund is "long-term growth." The Fund invests in common stocks and other equity-type securities. The Fund will pursue its objective by investing primarily in common stocks and securities convertible into common stocks, but may also invest in other securities that are suited to the Fund's investment objectives, including preferred stocks and debt securities.

The Fund may invest in securities of smaller or newer companies as well as those of well-seasoned companies of any size. Although the Fund will invest principally in securities of U.S. issuers, it may invest up to 5% of its total assets (valued at the time of investment) in foreign securities, including foreign government obligations and foreign equity and debt securities that are traded in the U.S.

Under normal market conditions, the Fund expects to be substantially fully invested in the types of securities described in the preceding paragraphs. However, to the extent that investments meeting the Fund's criteria for investment are not available or when the Adviser considers a temporary defensive investment position advisable, the Fund may invest without limitation in high-quality corporate debt obligations or U.S. government obligations or hold cash or cash equivalents.